Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:09 PM 08/05/2014
FILED 01:03 PM 08/05/2014
SRV 141036012 - 5019291 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

BIO-EN HOLDINGS CORP.

BIO-EN HOLDINGS CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:          That at a meeting of the Board of Directors of BIO-EN HOLDINGS CORP. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

To increase the authorized shares of capital stock, par value $0.0001 per share, from 200,000,000 to 300,000,000 shares.

To create 50,000,000 shares of blank check preferred stock, such that the capital stock will consist of 250,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock, with such preferred shares to be issued in one or more classes or series with such designations, powers, preferences and relative participation, optional and other special rights, if any, of each such class or series, and qualifications, limitations and restrictions thereof, to be stated by a resolution adopted by the Board of Directors.

SECOND:     That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:         That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this   5th    day of    August    , 2014.

By:	/s/Serena B. Potash
Name: Serena B. Potash
Title: President